Securities and Exchange Commission
Washington, D. C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 31, 2003

Kansas City Life Insurance Company
3520 Broadway
Kansas City, Missouri 64111-2565

Commission File No. 2-40764

IRS Number: 44-0308260

Telephone Number :(816) 753-7000

Item 5 – Other Events

        On March 31, 2003, Kansas City Life Insurance Company announced that it and GuideOne Financial Group, Inc. and GuideOne Mutual Insurance Company had signed a definitive Stock Purchase Agreement under which Kansas City Life Insurance Company will buy all of GuideOne Life Insurance Company’s issued and outstanding shares of common stock for approximately $78 million dollars in cash. Those funds will be derived from the sale of short-term investments that have been accumulated for acquisition purposes. The sale is subject to, among other things, the approval of the Iowa and Missouri Insurance Departments. Closing is expected in the second quarter of 2003.
        Kansas City Life Insurance Co., founded in 1895, is a Missouri corporation with its Home Office in Kansas City, Mo. The Company’s major sales emphasis is life insurance and annuities. Total revenues in 2002 were $440.2 million. Life insurance in force, at the end of the year 2002, totaled $26.6 billion, while assets totaled $3.9 billion. The Company operates in 48 states and the District of Columbia.
        GuideOne Life Insurance Company, an Iowa corporation, is a stock life insurer owned directly by The GuideOne Financial Group, Inc., a holding company owned by GuideOne Mutual Insurance Co. and GuideOne Specialty Mutual Insurance Co. GuideOne Life Insurance Company operations are conducted on a branch office basis and through captive and independent multiple-line agents associated with the parent company in West Des Moines, Iowa. GuideOne Life Insurance Company is licensed in 40 states selling life insurance and annuities.
        In 2002 GuideOne Life Insurance Company’s total direct premiums and annuity considerations totaled $58.4 million. Net income was $7.5 million in 2002 and total net admitted assets as of December 31, 2002 were $347.7 million, both numbers based on Statutory Accounting Principles since Generally Accepted Accounting Principle numbers are unavailable.

Item 7 – Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  (1)   Press Release of Kansas City Life Insurance Company dated as of March 31, 2003.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                     KANSAS CITY LIFE INSURANCE COMPANY
                                                                   (Registrant)

                                                     By:/s/William A. Schalekamp
                                                           William A. Schalekamp
                                                           Senior Vice President,
                                                           General Counsel & Secretary
March 31, 2003
    (Date)

Exhibit (c)(1) to Form 8-K

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, Contact:
March 31, 2003	William A. Schalekamp, Sr. Vice President,
General Counsel and Secretary,
(816) 753-7000

Kansas City Life and GuideOne Group of Companies sign
stock purchase agreement for GuideOne Life Insurance Co.

        KANSAS CITY, Mo. – Kansas City Life Insurance Company and The GuideOne Group of Companies, based in West Des Moines, Iowa, have signed a definitive agreement under which Kansas City Life will buy all of GuideOne Life Insurance Company’s issued and outstanding shares of stock for approximately $78 million.
        The acquisition of GuideOne Life will represent an increase of approximately 10% in assets and policyholders for Kansas City Life, according to R. Philip Bixby, President and Chief Executive Officer. The agreement also creates a marketing partnership that provides for sales of Kansas City Life products through GuideOne’s property/casualty agents.
        “Kansas City Life’s consistently strong capital position permits us to look for opportunities for growth, even in difficult economic times,” Bixby said. “By acquiring GuideOne Life, we gain not only an increase in our customer base but a marketing opportunity as well.”
        The purchase price is payable in cash at closing. The transaction is subject to, among other things, approval by the Iowa and Missouri Insurance Departments. The sale is expected to close in the second quarter of 2003.

About Kansas City Life:

        Kansas City Life Insurance Co., founded in 1895, is a Missouri corporation with its Home Office in Kansas City, Mo. The Company’s major sales emphasis is life insurance and annuities. Total revenues in 2002 were $440.2 million. Life insurance in force, at the end of the year 2002, totaled $26.6 billion, while assets totaled $3.9 billion. The Company operates in 48 states and the District of Columbia. For more information, please visit www.kclife.com.

About GuideOne Life:

        GuideOne Life, an Iowa corporation, is a stock life insurer owned directly by The GuideOne Financial Group, Inc., a holding company owned by GuideOne Mutual Insurance Co. and GuideOne Specialty Mutual Insurance Co. GuideOne Life operations are conducted on a branch office basis and through captive and independent multiple-line agents associated with the parent company in West Des Moines, Iowa. GuideOne Life is licensed in 40 states with the vast majority of life premium volume generated by approximately 280 exclusive GuideOne insurance agents.
        GuideOne Life is a historically profitable company, reporting net operating gains in each of the last five years. In 2002 GuideOne Life’s total direct premiums and annuity considerations totaled $58.4 million, respectively. Net income was $7.5 million in 2002 and total net admitted assets as of December 31, 2002, were $347.7 million, both numbers based on Statutory Accounting Principles since Generally Accepted Accounting Principle numbers are unavailable.

Any forward-looking statements contained in this release, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including among others the possibility of unforeseen changes in the political, economic or regulatory environment, demographic changes and others.

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